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Exhibit 10(ak)

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into by and between Henry T. Harbin, M.D., an individual ("Dr. Harbin"), and Magellan Health Services, Inc., a Delaware corporation ("Employer").

        WHEREAS, Dr. Harbin has been employed as Employer's Chairman of the Board of Directors ("Chairman") pursuant to an employment agreement dated March 2, 2001, which expires March 17, 2003; and

        WHEREAS, Employer desires to retain the services of Dr. Harbin as Executive Chairman of the Board of Directors ("Executive Chairman"), and Dr. Harbin desires to render such services to Employer; and

        WHEREAS, Dr. Harbin and Employer enter into this Agreement for purposes of, among other things, documenting the terms of Dr. Harbin's continued employment with Employer;

        NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties agree as follows:

STATEMENT OF AGREEMENT

1.
Employment. Employer agrees to employ Dr. Harbin, and Dr. Harbin accepts such employment in accordance with the terms of this Agreement, commencing as of October 1, 2002 and ending, unless terminated earlier in accordance with the provisions of this Agreement, on March 17, 2004.

2.
Position and Duties of Dr. Harbin. Dr. Harbin will serve as Executive Chairman of Employer under and subject to the provisions and conditions herein. The parties agree that as Executive Chairman, Dr. Harbin will perform and be responsible for the usual and customary duties of a Chairman of the Board. In addition, Dr. Harbin's full-time responsibilities will include a broad coordination role in order to assist the Board and senior management in the company's restructuring activities as well as to provide support to the ongoing operations of the company. Dr. Harbin also will be responsible for working with senior management to handle customer issues and concerns, as well as other key strategic issues that may arise during the restructuring efforts. However, if at any time during the term of this Agreement, Dr. Harbin or Employer may determine in writing that Dr. Harbin will relinquish the position of Executive Chairman. In that case, Dr. Harbin will thereafter hold only the position of Chairman of the Board, an executive position, and such change shall not be deemed a breach of this Agreement by either party and shall not be deemed an alteration of Dr. Harbin's status under Section 6(d)(i). If the shareholders do not elect Dr. Harbin as a director at the next annual meeting at which Dr. Harbin will be considered for reelection to the Board, Dr. Harbin's resulting inability to serve as Executive Chairman or Chairman of the Board shall not be deemed a breach of this Agreement by either party and shall not be deemed an alteration of Dr. Harbin's status under Section 6(d)(i).

3.
Time Devoted and Location of Dr. Harbin.

(a)
As Executive Chairman, Dr. Harbin will devote his full business time and energy to the business affairs and interests of Employer and will use his best efforts and abilities to promote Employer's interests; provided, however, that if Employer or Dr. Harbin determines under Section 2 of this Agreement that Dr. Harbin will relinquish the position of Executive Chairman, Dr. Harbin will be required to devote only such time as is appropriate to his role as Chairman of the Board or as his part-time employment dictates. Dr. Harbin agrees that he will diligently endeavor to perform services contemplated by this Agreement in a manner consistent with his position(s) and in accordance with the policies and directives established by the Board and officers of the corporation.

  (b)
  Dr. Harbin's primary business office will be located in Columbia, Maryland.

  (c)
  Dr. Harbin may serve as an officer, director, agent or employee of any direct or indirect subsidiary or other affiliate of Employer but may not serve as an officer, director, agent or employee of any other business enterprise without the written approval of the Board; provided that Dr. Harbin may make and manage personal business investments of his choice (and, in so doing, may serve as an officer, director, agent or employee of entities and business enterprises that are related to such personal business investments) and serve in any capacity with any civic, educational or charitable organization, or any governmental entity or trade association, without seeking or obtaining such written approval of the Board if such activities and services do not significantly interfere or conflict with the performance of his duties under this Agreement. However, if Employer or Dr. Harbin determines under Section 2 of this Agreement that Dr. Harbin will relinquish the position of Executive Chairman, or is not elected to the Board of Directors, Dr. Harbin may serve as an outside director of another business enterprise without the written approval of the Board, as long as holding such director position does not violate Section 8(b) of this Agreement.

4.
Compensation.

(a)
Base Salary. Employer will pay Dr. Harbin a base salary in the amount of Six Hundred Thousand Dollars per year, subject to any adjustments set forth below. Dr. Harbin's base salary under this Section will be paid in semi-monthly intervals less appropriate withholdings for federal and state taxes and other deductions authorized by Dr. Harbin. Such salary will be subject to review and adjustment by the Board, or its Compensation Committee, from time to time consistent with prevailing practices of Employer.

(i)
If either party requests that Dr. Harbin relinquish the position of Executive Chairman and assume the role of Chairman, Dr. Harbin's annual compensation will be reduced to $400,000; such salary will continue through March 17, 2004. Notwithstanding the foregoing, if Dr. Harbin voluntarily steps down from Executive Chairman to Chairman before the earlier of (i) March 17, 2003, or (ii) completion of a Restructuring Event (as defined below), his compensation will be adjusted to $400,000 and this Agreement will terminate on March 17, 2003. If the Board requests that Dr. Harbin step down from Executive Chairman to Chairman prior to March 17, 2003, Dr. Harbin's annual salary will remain at $600,000 through March 17, 2003, at which time it will be reduced to $400,000 and continue through March 17, 2004. The term "Restructuring Event" is defined as 30 days following the completion of any and all restructurings, recapitalizations, renegotiations or other activities to recapitalize the company, including, without limitation, (a) material modifications of any debt securities already issued by the Company or exchange of such debt securities for new securities or other property; and/or (b) activities associated with the preparation for a filing pursuant to or under provisions of the United States Bankruptcy Code.

(ii)
Shareholders Election of Directors. If Dr. Harbin is not re-elected to the Employer's Board of Directors at the Corporation's next annual meeting (the date of which has not yet been determined), Dr. Harbin and the Board may agree to continue his employment with Employer as a part time employee (20 hours per week), at an annual salary of $400,000. In this part time role, Dr. Harbin's primary responsibilities would include providing advice and counsel to the Board and the Company on the restructuring activities, ongoing operational issues and customer and other key strategic issues. If the parties do not agree that Dr. Harbin should continue as a part time employee as set forth above, Dr. Harbin will be paid an annual salary of $400,000 for 12 months from the date of the Shareholders meeting or through March 17, 2004, whichever is earlier.

  (b)
  Executive Benefits. Dr. Harbin will be eligible to participate in Employer's Executive Benefit Plan commensurate with his position. Dr. Harbin will receive separate information detailing the terms of the Executive Benefit Plan and the terms of that plan will control. Dr. Harbin also will be eligible to participate in any applicable annual incentive plan and stock option plan. Dr. Harbin will be entitled, during the term of this Agreement, to such other benefits of employment with Employer as are now or may later be in effect for the most senior salaried officers of Employer. Dr. Harbin will devote sufficient time to his position to remain eligible to receive executive benefits under the terms and conditions of the applicable plans and programs. Otherwise, Dr. Harbin's rights to receive such benefits under this Section shall be waived.

  (c)
  Vesting of Stock Options. If Dr. Harbin remains employed by Employer (either as Executive Chairman or as Chairman of the Board only) through March 17, 2004, all stock options granted to Dr. Harbin under Employer's Stock Option Plan which have not vested as of such date shall immediately vest on such date. All other terms and conditions with respect to such options shall be governed by any applicable stock option agreement between Dr. Harbin and Employer and Employer's Stock Option Plan. If this Agreement is terminated for any reason prior to March 17, 2004, no immediate vesting of Dr. Harbin's options shall occur pursuant to this Agreement, and vesting and all other terms and conditions for any options shall be governed by any applicable stock option agreement between Dr. Harbin and Employer and Employer's Stock Option Plan.

5.
Expenses. During the term of this Agreement, Employer will reimburse Dr. Harbin promptly for all reasonable travel, entertainment, parking, business meetings and similar expenditures incurred in pursuance and furtherance of Employers business upon receipt of reasonable supporting documentation as required by Employer's policies applicable to its executive officers generally.

6.
Termination.

(a)
Termination Due to Resignation. Except as otherwise set forth in this Agreement, Dr. Harbin's employment, and all of Dr. Harbin's rights to receive compensation and benefits from Employer, will terminate upon the effective date of Dr. Harbin's resignation without good reason. In the event Dr. Harbin voluntarily steps down from Executive Chairman to Chairman before the earlier of (i) March 17, 2003; or (ii) completion of the Restructuring Event, his annual salary will be adjusted to $400,000 on the effective date of the transition and this Agreement will terminate on March 17, 2003.

(b)
Termination for Cause. Except as otherwise set forth in this Agreement, Dr. Harbin's employment and all of Dr. Harbin's rights to receive compensation and benefits from Employer, will terminate upon the termination for cause at the discretion of Employer under the following circumstances:

(i)
The death of Dr. Harbin;

(ii)
The disability of Dr. Harbin as defined in Section 6(e);

(iii)
The deliberate and intentional refusal to perform Dr. Harbin's duties for Employer as provided in Sections 2 or 3. If Employer determines that Dr. Harbin has deliberately or intentionally failed to perform his duties for Employer as provided in Sections 2 or 3, Employer will notify Dr. Harbin in writing of the reasons for its determination and will provide Dr. Harbin a reasonable period in which to either contest the determination or to correct the defects in performance, but in no event more than thirty days;

    (iv)
    Dr. Harbin has breached or otherwise failed to comply with the provisions of Section 8; or

    (v)
    Dr. Harbin has committed an act of dishonesty, fraud, misrepresentation or other acts of moral turpitude which in the reasonable opinion of the Board causes it to conclude that the continuation of employment is not in the best interest of Employer.

  (c)
  Termination Without Cause. Employer may terminate this Agreement without cause at any time by giving thirty days' prior written notice to Dr. Harbin. If Employer terminates this Agreement without cause, Employer may direct Dr. Harbin to immediately cease providing services.

  (i)
  If Employer terminates this Agreement without cause Dr. Harbin will continue to receive an annual salary of $400,000 through March 17, 2004. Notwithstanding the foregoing, if the Board terminates the Agreement without cause before March 17, 2003, Dr. Harbin will receive an annual salary of $600,000 through March 17, 2003. Effective March 18, 2003, Dr. Harbin's annual salary will be reduced to $400,000 and will continue at that level through March 17, 2004.

  (ii)
  In addition to any severance under this Section 6(c), any stock option or other stock-based compensation plan will be governed by the terms of such plans (and any related stock option or similar agreements).

  (iii)
  If Dr. Harbin dies after Employer has terminated this Agreement without cause, but before Employer has made all of the payments required under this Section, Employer shall make all such remaining payments under this Section to Dr. Harbin's estate pursuant to the schedule for such payments set forth in this Section.

  (d)
  Termination by Dr. Harbin for Good Reason. Dr. Harbin may terminate this Agreement, and his employment with Employer, for "good reason" upon the occurrence of any of the following:

  (i)
  the assignment to Dr. Harbin of any duties inconsistent with the status of his positions from time to time under Section 2, or a substantial alteration in the nature or status of his responsibilities from those in effect from time to time under Section 2;

  (ii)
  a reduction by Employer of Dr. Harbin's annual base salary as in effect from time to time during the term of this Agreement;

  (iii)
  the failure of Employer to comply with Section 4;

  (iv)
  any material breach of this Agreement by Employer;

    Prior to terminating this Agreement pursuant to this Section, Dr. Harbin will give to Employer written notice of his "good reason" for terminating this Agreement and provide Employer with a reasonable period in which to contest or correct the "good reason", but in no event less than thirty days. In the event of a termination for "good reason" pursuant to any subsection of this Section 6(d), Dr. Harbin will be entitled to receive all compensation and benefits provided for in this Agreement as though Employer had terminated this Agreement on such date without cause under Section 6(c).

  (e)
  Disability. Dr. Harbin will be deemed to be "disabled" or to suffer from a "disability" within the meaning of Section 6(b)(ii) if, because of a physical or mental impairment, Dr. Harbin has been unable to perform the essential functions of his position (even with reasonable accommodation) for a period of 180 days within a one-year period, or if Dr. Harbin reasonably can be expected to be unable to perform the essential functions of his position (even with reasonable accommodation) for such period. "Essential duties" include, without limitation, travel to company meetings and functions, and all other duties customarily performed by corporate executives generally occupying similar positions as Dr. Harbin. Upon termination of Dr. Harbin's employment pursuant to Section 6(b)(ii), Dr. Harbin will be entitled to receive from Employer an amount equal to sixty percent of Dr. Harbin's base salary payable over the greater of the two years immediately following Dr. Harbin's termination or the remainder of the term of this Agreement, reduced by payment received by Dr. Harbin from Employer's long-term disability plan.

  (f)
  Effect of Termination. Except as otherwise provided for in this Section 6, upon termination of this Agreement, all rights and obligations under this Agreement will cease except for the rights and obligations under Sections 4 and 5 to the extent Dr. Harbin has not been compensated or reimbursed for services performed prior to termination (the amount to be prorated for the portion of the pay period prior to termination); the rights and obligations under Sections 7, 8, 9, and 10; and all procedural and remedial provisions of this Agreement. A termination of this Agreement will constitute a termination of Dr. Harbin's employment with Employer.

  (g)
  Termination Upon a Change of Control. Dr. Harbin will be entitled to terminate this Agreement upon (i) the occurrence of a change of control (as defined herein); and (ii) the occurrence one of the events outlined in Section 6(d). Upon termination of the Agreement, Dr. Harbin will be entitled to all of the salary, benefits and other rights provided in this Agreement as though the termination had been initiated by Employer on such date without cause under Section 6(c). For purposes of this Agreement, a change of control will take place upon the occurrence of any of the following events: (a) the acquisition after the beginning of the term of this Agreement in one or more transactions of beneficial ownership (within the meaning of Rule 13d-3(a)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) by any person or entity (other than Dr. Harbin) or any group of persons or entities (other than Dr. Harbin) who constitute a group (within the meaning of Rule 13d-5 of the Exchange Act) of any securities of Employer such that as a result of such acquisition such person or entity or group beneficially owns (within the meaning of Rule 13d-3(a)(1) under the Exchange Act) more than fifty percent of Employer's then outstanding voting securities entitled to vote on a regular basis for a majority of the Board; or (b) the sale of all or substantially all of the assets of Employer (including, without limitation, by way of merger, consolidation, lease or transfer) in a transaction (except for a sale-leaseback transaction) where Employer or the holders of common stock of Employer do not receive (i) voting securities representing a majority of the voting power entitled to vote on a regular basis for the Board of Directors of the acquiring entity or of an affiliate which controls the acquiring entity, or (ii) securities representing a majority of the equity interest in the acquiring entity or of an affiliate that controls the acquiring entity, if other than a corporation.

7.
Certain Additional Payments by Employer in the event of a Change of Control.

(a)
Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event a Change of Control shall occur and it shall be determined that any payment or distribution by Employer to or for the benefit of Dr. Harbin (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 7) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of a 1986, as amended (the "Code") or any interest or penalties are incurred by Dr. Harbin with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the "Excise Tax"), then Dr. Harbin shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Dr. Harbin of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Dr. Harbin retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

  (b)
  Subject to the provisions of Section 7(c), all determinations required to be made under this Section 7, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Employer's regular independent accounting firm or, at the election of Dr. Harbin, another nationally recognized independent accounting firm (the "Accounting Firm") which shall provide detailed supporting calculations both to Employer and Dr. Harbin within 15 business days of the receipt of notice from Dr. Harbin that there has been a Payment, or such earlier time as is requested by Employer. All fees and expenses of the Accounting Firm shall be borne solely by Employer. Any determination by the Accounting Firm shall be binding upon Employer and Dr. Harbin. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm under this Section, it is possible that Gross-Up Payments which will not have been made by Employer should have been made ("Underpayment"), consistent with the calculations required to be made under this Section. If Employer exhausts its remedies pursuant to Section 7(c) and Dr. Harbin thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount, of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Employer to or for the benefit of Dr. Harbin, together with interest, from the time of payment by Dr. Harbin of such Excise Tax, at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

  (c)
  Dr. Harbin shall notify Employer in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Employer of the Gross-Up Payment. Such notification shall be given, as soon as practicable but no later than ten business days after Dr. Harbin is informed in writing of such claim and shall apprise Employer of the nature of such claim and the date on which such claim is requested to be paid. Dr. Harbin shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to Employer (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Employer notifies Dr. Harbin in writing prior to the expiration of such period that it desires to contest such claim, Dr. Harbin shall:

  (i)
  give Employer any information reasonably requested, by Employer relating to such claim,

  (ii)
  take such action in connection with contesting such claim as Employer shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Employer, and designating such attorney as authorized to act on Dr. Harbin's behalf with respect to such examination, if necessary, through a power of attorney,

  (iii)
  cooperate with Employer in good faith in order effectively to contest such claim, and

  (iv)
  permit Employer to participate in any proceedings relating to such claim;

    provided, however, that Employer shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Dr. Harbin harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation of the foregoing provisions of this Section 7(c), Employer shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Dr. Harbin to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Dr. Harbin agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Employer shall determine; provided, however, that if Employer directs Dr. Harbin to pay such claim and sue for a refund, Employer shall advance the amount of such payment to Dr. Harbin, on an interest-free basis and shall indemnify and hold Dr. Harbin harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Dr. Harbin with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Employer's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable under this Agreement and Dr. Harbin shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

  (d)
  If, after the receipt by Dr. Harbin of an amount advanced by Employer pursuant to Section 7(c), Dr. Harbin becomes entitled to receive any refund with respect to such claim, Dr. Harbin shall (subject to Employer's complying with the requirements of Section 7(c)) promptly pay to Employer the amount, of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Dr. Harbin of an amount advanced by Employer pursuant to Section 7(c), a determination is made that Dr. Harbin shall not be entitled to any refund with respect to such claim and Employer does not notify Dr. Harbin in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent of such advance, the amount of Gross-Up Payment required to be paid.

8.
Protection of Confidential Information/Non-Competition/Non-Solicitation.

        Dr. Harbin covenants and agrees as follows:

  (a)
  During the term of this Agreement and continuing for a period of five years after the expiration or termination of this Agreement for any reason, Dr. Harbin will not use or disclose, directly or indirectly, for any reason whatsoever or in any way, other than at the direction of Employer during the course of Dr. Harbin's employment or, thereafter, upon receipt of the prior written consent of Employer, any confidential business information, information that derives economic value from not being generally known to the public, or trade secrets of Employer or any corporate affiliate or subsidiary, including, but not limited to: lists of past, current or potential customers; all systems, manuals, materials, processes and other intellectual property of any type used in connection with business operations; financial statements, cost reports and other financial information; contract proposals and bidding information; rate and fee structures; policies and procedures developed as part of a confidential business plan; and management systems and procedures, including manuals and supplements ("Confidential Information"). The obligation not to use or disclose any of the Confidential Information will not apply, to: (i) any Confidential Information known by Dr. Harbin before commencing employment with Employer and any predecessor or affiliated entities of Employer, or (ii) as to times following the termination of the employment of Dr. Harbin with Employer, any information that is or becomes public knowledge, through no unauthorized action or inaction of Dr. Harbin, and that may be utilized by the public without any direct or indirect obligation to Employer, but the termination of the obligation for non-use or nondisclosure by reason of such information becoming public knowledge will run only from the date such information becomes public knowledge. The provisions above will be without prejudice to any rights or remedies of Employer under any state or federal law protecting trade secrets or confidential information.

  (b)
  During the term of this Agreement and continuing for a period of two years after the expiration or termination of this Agreement for any reason, Dr. Harbin will not, within a radius of fifty miles of any operation of Employer or a corporate affiliate or subsidiary of Employer involved in the same business as Employer, engage, directly or indirectly, as a manager, consultant, salesperson, Dr. Harbin, director or in any other role involving customer relations or senior management duties, in the business of behavioral managed care services. This prohibition will relate only to sites of operations of Employer or its corporate affiliates or subsidiaries existing as of the date of the making of this Agreement. The parties agree, however, that in consideration of the covenants made by Dr. Harbin in this Agreement, Dr. Harbin will be entitled to an updated list on an annual basis of sites of operations of Employer and its corporate affiliates and subsidiaries which updated list will then constitute the pertinent sites for interpreting the geographic scope of the restrictions set forth in this Section. No failure to provide such a list, however, will establish a waiver or prejudice Employer's right to provide a list at a later time.

  (c)
  During the term of this Agreement and continuing for a period of two years after the expiration or termination of this Agreement for any reason, Dr. Harbin will not solicit, or attempt to solicit, any current or prospective customer of Employer or of any corporate affiliate or subsidiary of Employer involved in the same business as Employer for the purpose of promoting the delivery of behavioral managed care services by an entity or person(s) other than Employer or a corporate affiliate or subsidiary of Employer. For purposes of this Section, the term "current customer" is defined as any entity or person(s) with whom Employer or its corporate affiliates or subsidiaries has provided, or has contracted to provide, behavioral or other specialty health managed care services during the year preceding the expiration or termination of Dr. Harbin's employment with Employer provided Dr. Harbin either has had personal contact with such customer or received confidential business information about such customer. For purposes of this Section, the term "prospective customer" is defined as (i) any entity or person(s) with whom Employer or its corporate affiliates or subsidiaries have actively solicited or made presentations or proposals to, or negotiated with, to provide behavioral or other specialty health managed care services during the year preceding the expiration or termination of Dr. Harbin's employment with Employer provided Dr. Harbin had personal contact with such prospective customer or received confidential business information about such prospective customer, or (ii) any entity or person(s) with respect to which Dr. Harbin was actively engaged in the planning or targeting of such entity or person(s) for purposes of soliciting behavioral or other specialty health managed care services during the year preceding the expiration or termination of Dr. Harbin's employment with Employer.

  (d)
  During the term of this Agreement and continuing for a period of one year after the expiration or termination of this Agreement for any reason, Dr. Harbin will not, by himself or in conjunction with or on behalf of any other person or entity, directly or indirectly, solicit or induce any employee of Employer or any of its corporate affiliates or subsidiaries to terminate his or her employment with Employer or any of its corporate affiliates or subsidiaries. This prohibition will apply only to persons employed by Employer or any of its corporate affiliates or subsidiaries during the one year immediately prior to the expiration or termination of this Agreement.

  (e)
  Notwithstanding anything else set forth in this Agreement, Dr. Harbin's compliance with the terms of this Section 8 is an express condition precedent to Dr. Harbin's entitlement to any of the compensation and benefits set forth in this Agreement. Absent such compliance, Dr. Harbin will gain no ownership or rights to said compensation and benefits.

9.
Work Made for Hire. Dr. Harbin agrees that any written program materials, protocols, research papers and all other writings (the "Work"), which Dr. Harbin develops for the use of Employer or a corporate affiliate or subsidiary during the term of this Agreement, will be considered "work made for hire" within the meaning of the United States Copyright Act, Title 17, United States Code, which vests all copyright interest in and to the Work in Employer. If, however, any court of competent jurisdiction finally declares that the Work is not or was not a work made for hire as agreed, Dr. Harbin agrees to assign, convey, and transfer to the Employer all right, title and interest Dr. Harbin may presently have or may have or be deemed to have in and to any such Work and in the copyright of such work including, but not limited to, all rights of reproduction, distribution, publication, public performance, public display and preparation of derivative works, and all rights of ownership and possession of the original fixation of the Work and any and all copies. Additionally, Dr. Harbin agrees to execute any documents necessary for Employer to record and/or perfect its ownership of the Work and the applicable copyright. Notwithstanding anything to the contrary in this Section 9, Section 9 will not apply to any writings Dr. Harbin develops which are not for the use of Employer or a corporate affiliate or subsidiary or are in each instance specifically excluded in advance of publication from the coverage of the foregoing by the Board.

10.
Property of Employer. Dr. Harbin agrees that, upon the termination of this Agreement, Dr. Harbin will immediately surrender to Employer all property, equipment, funds, lists, books, records and other materials of Employer or any corporate affiliate or subsidiary in Dr. Harbin's possession or control.

11.
Governing Law. This Agreement and all issues relating to the validity, interpretation and enforcement of this Agreement will be governed by and interpreted under the laws of the State of Maryland.

12.
Remedies. Employer and Dr. Harbin agree that an actual or threatened violation by Dr. Harbin of the covenants and obligations set forth in Section 8, 9 and 10 would cause irreparable harm to Employer and that the remedy at law for any such violation will be inadequate. Dr. Harbin agrees, therefore, that Employer will be entitled to appropriate equitable relief, including, but not limited to, a temporary restraining order and a preliminary injunction, without the necessity of posting a bond. The provisions of Sections 7, 8, 9, and 10 will survive the termination of this Agreement in accordance with the terms set forth in each Section.

13.
Arbitration. Except for an action for injunctive relief as described in Section 12, any disputes or controversies arising under this Agreement will be settled by arbitration in Columbia, Maryland, through the use of and in accordance with the applicable rules of the American Arbitration Association relating to arbitration of commercial disputes and pursuant to the Federal Arbitration Act. The determination and findings of such arbitrator(s) will be binding on all parties and may be enforced, if necessary, in any court of competent jurisdiction.

  Dr. Harbin's Initials

14.
Notices. Any notice or other communication required to be given to any party under this Agreement will be given in writing and will be deemed to have been fully given (a) if mailed, first class mail, postage prepaid, five days after it is sent, (b) if sent by a nationally recognized next day delivery service that obtains a receipt on delivery, the day after it is sent, and (c) in any other case, when actually received. In each case, notice will be sent to the following address (or such other addresses as will be given in writing pursuant to this notice provision by any party to the other parties):

To Dr. Harbin:	Henry T. Harbin, M.D. 2002 Sulgrave Avenue Baltimore, Maryland 21209
To Employer:	Magellan Health Services, Inc. 6950 Columbia Gateway Drive Suite 400 Columbia, MD 21046 Attention: Executive Vice President — Administration
With a copy to:	Magellan Health Services, Inc. 6950 Columbia Gateway Drive Suite 400 Columbia, MD 21046 Attention: General Counsel
15.
Headings. The headings of the Sections of this Agreement have been inserted for convenience of reference only and will not be construed or interpreted to restrict or modify any of the terms or provisions of this Agreement.

16.
Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision will be fully severable and this Agreement and each separate provision will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. In addition, in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable, if such reformation is allowable under applicable law.

17.
Binding Effect. This Agreement will be binding upon and will inure to the benefit of Employer's successors and assigns. This Agreement may not be assigned by Dr. Harbin to any other person or entity but may be assigned by Employer to any subsidiary or affiliate of Employer or to any successor to or transferee of all, or any part, of the stock or assets of Employer.

18.
Employer Policies, Regulations and Guidelines for Officers. Employer may issue policies, rules, regulations, guidelines, procedures or other informational material, whether in the form of handbooks, memoranda, or otherwise, relating to its Officers. These materials are general guidelines for Dr. Harbin's information and should not be construed to alter, modify or amend this Agreement for any purpose whatsoever.

19.
Negotiated Document. The parties acknowledge and agree that this Agreement has been arrived at through a process of negotiation and no one party should be deemed to be the drafter of this Agreement.

20.
Best Efforts. Employer acknowledges that the responsibilities placed on Dr. Harbin in this Agreement exceed the responsibilities of prior agreements. However, Dr. Harbin has agreed to these responsibilities for Employer's benefit. As a result, Employer assures Dr. Harbin that, in the event of its voluntary or involuntary bankruptcy, Employer will use its best efforts to keep this Agreement in force at the compensation levels indicated herein.

21.
Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties with respect to its subject matter and supersedes all prior agreements and understandings, whether written or oral, relating to the same subject matter unless expressly provided otherwise within this Agreement. Dr. Harbin acknowledges and agrees that this Agreement supersedes and extinguishes all obligations owed to Dr. Harbin under any prior agreement with Employer and/or any other corporate affiliate or subsidiary of Employer. Dr. Harbin and Employer acknowledge and agree that Employer's corporate affiliates and subsidiaries are express third party beneficiaries of this Agreement. Without limitation, this Agreement supersedes those agreements referenced-in the first Whereas clause of this Agreement. No amendment or modification of this Agreement will be valid unless made in writing and signed by each of the parties whose rights, duties or obligations would in any way be affected by an amendment or modification. No representations, inducements or agreements have been made to induce either Dr. Harbin or Employer to enter into this Agreement other than those expressly set forth within this Agreement. Except as expressly set forth herein, this Agreement is the sole source of rights and duties as between Employer and Dr. Harbin relating to the subject matter of this Agreement.

22.
This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same document.

IN WITNESS WHEREOF, the parties have executed this Agreement on the 1st day of October, 2002.

MAGELLAN HEALTH SERVICES, INC.

By: Henry T. Harbin, M.D.	Robert Miller Chairman, Audit Committee of the Magellan Health Services, Inc. Board of Directors

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  Exhibit 10(ak)
EMPLOYMENT AGREEMENT